Securities and Exchange Commission
100 F Street N.E.
Washington, DC  20549
To Whom it May Concern:
We have read the statements made by Alpha Architect ETF Trust (The "Trust") and are in agreement with the statements contained in the unaudited notes to the financial statements of the Trust as of March 31,
2017. We have no basis to disagree with the statements of the registrant contained therein.

BAKER TILLY VIRCHOW KRAUSE, LLP

/s/ BAKER TILLY VIRCHOW KRAUSE, LLP

Milwaukee, Wisconsin
April 24, 2017

An Affirmative Action Equal Opportunity Employer